EXHIBIT 5.1

[LETTERHEAD OF ROPES & GRAY LLP]

December 17, 2004

Point Therapeutics, Inc.

125 Summer Street

Boston, MA 02110

Re:	Registration of Securities of Point Therapeutics, Inc. with an Aggregate Public Offering Price of up to $50,000,000

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by Point Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof. The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each, a “Prospectus Supplement”). The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company of (i) shares of the Company’s Common Stock, $0.01 par value (“Common Stock”), and (ii) warrants to purchase Common Stock (“Warrants”). The Common Stock and the Warrants are collectively referred to herein as the “Securities.”

The Warrants would be issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a bank or trust company as warrant agent (each, a “Warrant Agent”).

We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to (i) the laws of the Commonwealth of Massachusetts and (ii) the Delaware General Corporation Law.

For purposes of this opinion, we have assumed with respect to the issuance and sale of any particular class of Securities under the Registration Statement:

•	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws;
•	the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;
•	a prospectus supplement with respect to the particular class of Securities will have been filed in compliance with the Securities Act and the applicable rules thereunder;
•	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;
•	if the Securities are to be sold pursuant to a definitive purchase, underwriting or similar agreement, such agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto; and
•	any Securities issuable upon conversion, exchange, or exercise of any Security being offered or issued will be duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise.

Based upon the foregoing, we are to the opinion that:

1.	with respect to the Common Stock, when both (A) the Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered, and delivered either (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board or such officers upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any Warrants, in accordance with the terms of such Warrants or the instrument governing such Warrants providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock so issued will be validly issued, fully paid, and nonassessable; and

2.	with respect to the Warrants, when (A) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof, and related matters, (B) the Warrant Agreement or Agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the Warrant Agent appointed by the Company, and (C) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered, and delivered in accordance with the appropriate Warrant Agreement or Agreements and the applicable definitive purchase, underwriting, or similar agreement approved by the Board or such officers upon payment of the consideration therefor provided for therein, such Warrants will be validly issued.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provision providing for the indemnification of, or contribution to, a party with respect to at liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

We assume for purposes of this opinion that (i) the Company is and will remain duly organized, validly existing and in good standing under applicable state law, (ii) that the consideration per share of Common Stock will not be less than $0.01 and (iii) the number of shares of Common Stock issued or which are issuable on exercise or conversion of the Warrants issued pursuant to the Registration Statement, together with the number of shares of such class outstanding or reserved at the time of issuance, will not exceed the number of shares of Common Stock authorized by the Certificate of Incorporation on the date hereof, as amended by any amendment to the Certificate of Incorporation hereafter filed by the Company with respect to Common Stock prior to the issuance of such shares.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

    /s/ Ropes & Gray LLP

Ropes & Gray LLP